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                                                                   Exhibit 10.22

                              EMPLOYMENT AGREEMENT

          This Employment Agreement (this "Agreement") is entered into this September 3, 2002 between Arthur J. Gallagher & Co., a Delaware corporation (the "Company"), and Michael J. Cloherty (the "Executive").

          WHEREAS, the Executive currently serves as the Executive Vice President, Secretary and Chief Financial Officer of the Company, as a member of the board of directors of the Company (the "Board"), as the Chief Executive Officer of AJG Financial Services, Inc. ("AJG Financial") and as Chairman of the board of directors of AJG Financial;

          WHEREAS, the Company and the Executive have agreed to reduce the Executive's substantial duties and responsibilities with the Company and its affiliates; and

          WHEREAS, both the Company and the Executive desire that the Executive continue to participate in the business of the Company and its affiliates.

          NOW, THEREFORE, for good and valuable consideration, receipt of which is acknowledged, the Company and the Executive hereby agree as follows:

          1. Employment. The Company hereby agrees to continue to employ the Executive and the Executive hereby agrees to continue to be employed by the Company upon the terms and subject to the conditions contained in this Agreement. The term of employment of the Executive by the Company pursuant to this Agreement (the "Employment Period") shall commence on the date hereof (the "Effective Date") and shall end on December 31, 2012 (the "Termination Date"), unless earlier terminated pursuant to Section 6 hereof.

          2. Duties.

     (a) Initial Employment Period. During the period commencing on the Effective Date and ending on December 30, 2002 (the "Initial Employment Period"), the Executive hereby agrees to continue his employment with the Company and to perform such duties of an executive nature with respect to such matters related to the businesses conducted by the Company and its affiliates as the Board or the Chief Executive Officer of the Company designates from time to time. The Company and the Executive agree that, effective as of September 3, 2002, the Executive will resign as Executive Vice President, Secretary and Chief Financial Officer of the Company, as a member of the Board, as Chief Executive Officer of AJG Financial, as Chairman and a member of the board of directors of AJG Financial and from all committee memberships and other officer and director positions (if any) with the Company, AJG Financial and their affiliates.

     (b) Subsequent Employment Period. During the period commencing on December 31, 2002 and ending on the Termination Date (the "Subsequent Employment Period"), the Executive hereby agrees to continue his employment with the Company and to perform such duties of an executive nature with respect to such matters related to the businesses conducted by the

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     Company and its affiliates as the Board or the Chief Executive Officer of the Company designates from time to time.

          3. Compensation during Initial Employment Period.

     (a) Base Salary. During the Initial Employment Period, the Company shall continue to pay to the Executive a base salary at the level currently received by the Executive, payable in accordance with the Company's executive payroll policy.

     (b) Bonus. For the 2002 calendar year, the Executive shall be entitled to receive a bonus equal to thirty percent (30%) of the calculated bonus pool under the AJG Financial Services, Inc. Bonus Plan (the "Bonus Plan," a copy of which is attached as Exhibit A) for such calendar year; provided, however, that (i) in calculating such bonus pool for purposes of this Agreement, (1) "extra-ordinary gains" for such calendar year shall not include any unrealized or unrecognized gains and (2) the $10,000,000 cap on the annual aggregate payments to eligible Financial Services Division Team Members shall not apply and (ii) the bonus shall be payable in a lump sum on or before April 15, 2003, subject to certification by the Company's outside auditors.

     (c) Employee Benefits. During the Initial Employment Period, the Executive shall be eligible to participate, in accordance with the terms thereof, in the Company's employee benefit plans, programs and arrangements generally available to similarly situated executives of the Company.

     (d) Expense Reimbursement. During the Initial Employment Period, the Company shall reimburse the Executive, in accordance with the Company's policies and procedures, for all proper and reasonable expenses incurred by the Executive in the performance of the Executive's duties hereunder.

          4. Compensation during Subsequent Employment Period.

     (a) Base Salary. During the Subsequent Employment Period, the Company shall pay to the Executive a base salary at the rate of $350,000 per annum, payable in accordance with the Company's executive payroll policy.

     (b) Additional Annual Payments. Within 120 days after the end of each calendar year within the Subsequent Employment Period (other than with respect to the 2002 calendar year), the Company shall pay to the Executive a lump sum amount equal to the Annual Amount (as defined herein) minus $350,000. The "Annual Amount" for purposes of this Agreement shall be three percent (3%) of the "extra-ordinary gains" for the calendar year (as defined under the Bonus Plan, attached as Exhibit A), calculated as if the Executive was a participant during such calendar year in the Bonus Plan as in effect on the date of this Agreement (provided the $10,000,000 cap on the annual aggregate payments to eligible Financial Services Division Team Members shall not apply) but excluding any unrealized or unrecognized gains and including as eligible for the bonus pool for the calendar year only those projects commenced by AJG Financial prior to July 31, 2002, as set forth on Exhibit B hereto. In the event any of the projects set forth on Exhibit B hereto has not been disposed of by the Company (and the gains or losses in connection therewith realized and recognized) prior to the Termination Date, the payments to the Executive pursuant to this Section 4(b) shall continue in accordance with the provisions hereof

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     for calendar years subsequent to the Termination Date until such disposal and realization and recognition; provided, however, that (i) the Annual Amount shall not be reduced by $350,000 with respect to such payments for calendar years subsequent to the Termination Date and (ii) if any gain or loss in connection with the Company's investment in Asset Alliance Corporation has not been fully realized and recognized prior to December 31, 2022, then for purposes of this Section 4(b) the Company's investment in Asset Alliance Corporation shall be deemed to have been disposed of on December 31, 2022, in which case the gain or loss thereon shall be determined based upon a then current appraisal made by an appraiser mutually acceptable to the Company and the Executive or, absent the mutual selection of an appraiser, upon the average of the appraisals made by a professionally qualified, reputable appraiser selected separately by each of the Company and the Executive. The Executive shall be entitled, upon reasonable advance request to the Company, to review at the Company's offices all work papers utilized to calculate payments to the Executive pursuant to this Section 4(b) and at his own expense may engage an auditor to review such work papers and calculations. To the extent that the Annual Amount for any calendar year is less than $350,000, an amount equal to such difference up to $350,000 with respect to any one year shall reduce the amounts payable to the Executive pursuant to this Section 4 in subsequent calendar years, or if no such amounts remain payable to the Executive, the Executive shall pay to the Company an amount equal to such difference by cash or check within five days after receiving written notice from the Company that such payment is due.

     (c) Employee Benefits. During the Subsequent Employment Period, the Executive shall be eligible to participate, in accordance with the terms thereof, in the defined benefit pension plan, 401(k) plan, supplemental 401(k) plan, health insurance plans (including retiree health, if any), section 125 flexible spending plan, disability plan and life and AD&D plan maintained by the Company.

     (d) Stock Options. The Board shall amend the Arthur J. Gallagher & Co. 1988 Nonqualified Stock Option Plan (restated as of January 22, 1998) (the "Option Plan") to provide that the Option Committee of the Board shall have the authority to amend the option agreements pursuant to which options to purchase shares of common stock of the Company have been granted under the Option Plan to the Executive to provide that all of the Executive's outstanding options which are not exercisable on January 1, 2003 shall become fully exercisable on such date. The Company hereby agrees to cause the Option Committee of the Board to amend each of the Executive's option agreements accordingly.

     (e) Office. During the Subsequent Employment Period, the Company shall provide the Executive with appropriate office facilities, including without limitation the use of a telephone, computer and facsimile machine and the services of a secretary.

     (f) Expense Reimbursement. During the Subsequent Employment Period, the Company shall reimburse the Executive, in accordance with the Company's policies and procedures, for all proper and reasonable expenses incurred by the Executive in the performance of the Executive's duties hereunder.

          5. Receipt of Other Compensation. The Company acknowledges and agrees that nothing in this Agreement terminates its obligation to (i) pay to the Executive, in accordance with the terms thereof, amounts deferred by the Executive under the AJG Financial Services, Inc. Bonus Deferral

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Plan (the "Bonus Deferral Plan") or amounts declared and assigned to the
Executive under the Bonus Plan for years prior to 2002 not yet paid to the Executive as a result of the three-year term of payment under such plan or (ii) forgive repayment, in accordance with the terms of the Promissory Note dated March 15, 2001, of the principal amount plus interest of the loan by the Company to the Executive in the amount of $2,382,900. In the event of the Executive's death prior to his receipt of any amount payable to the Executive under the Bonus Deferral Plan or the Bonus Plan, such amount shall be paid, in accordance with the terms thereof, to the Executive's Beneficiary (as defined in Section 6(d)(2) hereof), notwithstanding any provision within the Bonus Deferral Plan or the Bonus Plan designating a beneficiary other than the Executive's Beneficiary. The Executive acknowledges and agrees that (i) Sections 3, 4 and 5 of this Agreement set forth the sole and exclusive payments and employee benefits due to the Executive in connection with his services to the Company and its affiliates during the Employment Period; (ii) except as otherwise expressly provided in
Section 6 of this Agreement, at the termination of the Employment Period the Executive will not be entitled to any severance, separation or similar payments from the Company or any of its affiliates and (iii) the payments to the Executive pursuant to this Agreement will satisfy in full any and all of the Company's obligations to the Executive under the Bonus Plan and under any agreements between the Company and the Executive in connection with the Bonus Plan.

          6. Termination.

     (a) Termination by the Company for Cause. Upon prior written notice to the Executive, the Company may terminate the Executive's employment under this Agreement for Cause (as hereinafter defined). If pursuant to this Section 6(a) the Company terminates the Executive's employment under this Agreement for Cause, the obligations of the Company to provide to the Executive the payments and benefits set forth in Sections 3 and 4 immediately shall cease; provided, however, that notwithstanding such termination the Company shall (i) pay to the Executive, pursuant to Section 3(a) or Section 4(a), any accrued and unpaid base salary as of the date of the termination; (ii) provide the Executive with any employee benefits described in Section 3(c) or Section 4(c) to which the Executive is entitled upon the termination of the Executive's employment with the Company, in accordance with the terms of the applicable plans, programs or arrangements of the Company; (iii) reimburse the Executive, pursuant to Section 3(d) or Section 4(f), for any proper and reasonable expenses incurred by the Executive prior to the date of such termination; and (iv) fulfill any of its obligations described in the first sentence of Section 5, in accordance with the terms described therein. The exercise of the right of the Company to terminate the Executive's employment for Cause pursuant to this Section 6(a) shall not abrogate the rights or remedies of the Company in respect of the breach giving rise to such termination.

     (b) Disability or Death. Upon 30 days prior written notice to the Executive (or such shorter period as may be acceptable to the Executive), the Company may terminate the Executive's employment under this Agreement because of the Executive's Disability (as defined under the long-term disability plan maintained by the Company). Upon the death of the Executive during the Employment Period, this Agreement automatically shall terminate. If pursuant to this Section 6(b) the Company terminates the Executive's employment under this Agreement because of the Executive's Disability, or this Agreement automatically terminates as a result of the Executive's death, the obligations of the Company to provide to the Executive the payments and benefits set forth in Sections 3 and 4 immediately shall cease; provided, however, that

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     notwithstanding such termination the Company shall (i) pay to the Executive or the Executive's Beneficiary (as hereinafter defined), as applicable, pursuant to Section 3(a) or Section 4(a), any accrued and unpaid base salary as of the date of the termination; (ii) to the extent not previously paid to the Executive, pay to the Executive or the Executive's Beneficiary, as applicable, the bonus amount set forth in Section 3(b) and the annual payments set forth in Section 4(b), in each case at the time and in the manner and in accordance with the other terms set forth therein; provided, however, that for purposes of the annual payments set forth in Section
     4(b), the Annual Amount shall not be reduced by $350,000 with respect to annual payments for the calendar years subsequent to the year in which the Executive's employment terminates as a result of his Disability or death and shall only be reduced on a pro rata basis (i.e., the portion of the year in which the Executive was no longer employed) with respect to the calendar year in which the Executive's employment terminates as a result of his Disability or death; (iii) provide the Executive or the Executive's Beneficiary, as applicable, with any employee benefits described in Section 3(c) or Section 4(c) to which the Executive or the Executive's Beneficiary is entitled upon the termination of the Executive's employment with the Company, in accordance with the terms of the applicable plans, programs or arrangements of the Company; (iv) cause the Option Plan and the Executive's option agreements to be amended pursuant to Section 4(d); (v) reimburse the Executive or the Executive's Beneficiary, as applicable, pursuant to
     Section 3(d) or Section 4(f), for any proper and reasonable expenses incurred by the Executive prior to the date of such termination; and (vi) fulfill any of its obligations described in the first sentence of Section
     5, in accordance with the terms described therein.

     (c) Resignation by Executive. If the Executive voluntarily terminates the Executive's employment under this Agreement for any reason, the obligations of the Company to provide to the Executive the payments and benefits set forth in Sections 3 and 4 immediately shall cease; provided, however, that notwithstanding such termination the Company shall provide the Executive with the payments and benefits specified in clauses (i) through (iv) of
     Section 6(a).

     (d) Termination of Additional Annual Payments. If at any time the Company shall cease to have an obligation to make any payments to the Executive pursuant to Section 4(b) hereof because either (i) the Company ceases to have an investment interest in all of the projects set forth on Exhibit B hereto or (ii) the Company and Executive agree that none of the projects set forth on Exhibit B hereto will thereafter produce a positive Annual Amount, as defined in Section 4(b), then the Employment Period shall terminate and the obligations of the Company to provide the Executive with any of the payments and benefits set forth in Sections 3 and 4 immediately shall cease; provided, however, that notwithstanding such termination the Company shall provide the Executive with the payments and benefits specified in clauses (i) through (iv) of Section 6(a).

     (e) Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

          (1) "Cause" shall mean any one or more of the following: (i) the Executive's conviction of a felony or of any crime involving moral turpitude, fraud, embezzlement, theft or misrepresentation; or (ii) any material breach by the Executive of any one or more of the covenants contained in Section 8 or 9 hereof, as determined by the Board.

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          (2) "Executive's Beneficiary" shall mean the Executive's spouse, or in the event the Executive's spouse predeceases the Executive or dies prior to the payment of the amounts set forth hereunder, as provided under the last will of the Executive (or if none, the Executive's estate).

          7. Tax Withholding. The Company shall deduct from the amounts payable to the Executive pursuant to this Agreement the amount of all required federal, state and local withholding taxes in accordance with the Executive's Form W-4 on file with the Company, and all applicable federal employment taxes.

          8. Noncompetition; Nonsolicitation. (a) General. The Executive acknowledges that in the course of the Executive's employment with the Company the Executive has and will become familiar with trade secrets and other confidential information concerning the Company and its affiliates and that the Executive's services will be of special, unique and extraordinary value to the Company and its affiliates.

     (b) Noncompetition. The Executive agrees that, except with the prior written approval of the Chief Executive Officer of the Company, during the Employment Period and a period of two years after the Employment Period (the "Noncompetition Period"), the Executive will not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in the United States or the United Kingdom, in the insurance brokerage business, risk management business, synthetic coal and waste to energy businesses, Florida real estate development investments or business, and hedge fund and fund of funds management or business.

     (c) Nonsolicitation. The Executive further agrees that, except with the prior written approval of the Chief Executive Officer of the Company, during the Noncompetition Period the Executive will not (i) in any manner, directly or indirectly, induce or attempt to induce any employee of the Company or any of its affiliates to terminate or abandon his or her employment for any purpose whatsoever or (ii) in connection with any business to which Section 8(b) applies, call on, service, solicit or otherwise do business with any customer of the Company or any of its affiliates (unless on behalf of the Company or any of its affiliates).

     (d) Reformation. If, at any time of enforcement of this Section 8, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. This Agreement shall not authorize a court to increase or broaden any of the restrictions in this Section 8.

          9. Confidentiality. The Executive will not, at any time during the Employment Period or thereafter, make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of the Company or of any of its affiliates or (ii) other technical, business, proprietary or financial information of the Company or of any of its affiliates not available to

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the public generally or to the competitors of the Company or to the competitors of any of its affiliates ("Confidential Information"), except to the extent that such Confidential Information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical or on electronic or other media available to the general public, other than as a result of any act or omission of the Executive, (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that the Executive gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order, or (c) is required to be used or disclosed by the Executive to perform properly the Executive's duties under this Agreement. Promptly following the termination of the Employment Period, or on such earlier date determined by the Chief Executive Officer of the Company and communicated to the Executive, the Executive will surrender to the Company all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute Confidential Information which the Executive may then possess or have under the Executive's control (together with all copies thereof).

          10. Enforcement. The parties hereto agree that the Company and its affiliates would be damaged irreparably in the event that any provision of
Section 8 or 9 of this Agreement was not performed in accordance with its terms or was otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). The Executive agrees that the Executive will submit to the personal jurisdiction of the courts of the State of Illinois in any action by the Company to obtain injunctive or other relief.

          11. Indemnification of the Executive; Liability Insurance.

     (a) Indemnification of the Executive. The Company shall indemnify and hold harmless the Executive with respect to his actions or omissions as a director, officer or employee of the Company or the Company's subsidiaries to the maximum extent provided in the By-Laws of the Company and the Indemnity Agreement between the Executive and the Company dated as of May 12, 1987 (the "Indemnity Agreement"). The Company shall indemnify and hold harmless the Executive with respect to his actions or omissions as an employee of the Company or the Company's subsidiaries during the Employment Period to the same extent as the Executive would be entitled to indemnification as a director or officer of the Company as provided in the By-Laws of the Company and to the same extent as the Executive would have been entitled to indemnification for such activities under the Indemnity Agreement had the Executive engaged in such actions or omissions as a director or officer of the Company.

     (b) Liability Insurance. To the extent that the Company shall maintain in effect a policy of directors', officers' and employees' liability insurance, the Executive shall be covered by such policy for his actions or omissions as a director, officer or employee of the Company, whether occurring prior to or during the Employment Period, in accordance with the terms of such policy, to the maximum extent of coverage provided for any other director, officer or employee of the Company, as applicable, subject to policy exceptions applicable to directors, officers and employees generally.

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          12. Survival. Sections 8, 9, 10 and 11 of this Agreement shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Employment Period.

          13. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (i) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section) or (ii) sent by facsimile to the following facsimile number of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Section), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section:

          If to the Company, to:

              Arthur J. Gallagher & Co.
              Attention:  General Counsel
              The Gallagher Centre
              Two Pierce Place
              Itasca, Illinois  60143-3141
              Facsimile Number:  630-285-3483

          If to the Executive, to:

              Michael J. Cloherty
              975 Stonefield Circle
              Inverness, Illinois  60067

          14. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          15. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and terminates any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof, including but not limited to
(i) the Agreement between the Executive and the Company dated September 18, 1981, (ii) the Executive Agreement between the Executive and the Company dated August, 1984 and the amendment thereto dated January 15, 1991, (iii) the Change in Control Agreement between the Executive and the Company dated October 7, 1998 and (iv) except as otherwise expressly provided in the first sentence of Section 5 of this Agreement, any and all Executive Bonus Agreements or similar agreements between the Executive and the Company in connection with the Bonus Plan. Notwithstanding the foregoing, the Indemnity Agreement and the promissory notes and other documentation in connection with loans made

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to the Executive by the Company shall not be superseded, terminated or modified by this Agreement and shall survive and continue in full force and effect in accordance with their terms.

          16. Successors and Assigns. This Agreement shall be enforceable by and against the Executive and the Executive's Beneficiary, executors, administrators and legal representatives, and by and against the Company and its successors and assigns.

          17. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to principles of conflict of laws.

          18. Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

          19. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                               ARTHUR J. GALLAGHER & CO.


                                               By: /s/ J. Patrick Gallagher, Jr.
                                                   -----------------------------
                                               Title: President & CEO


                                               MICHAEL J. CLOHERTY


                                               /s/ Michael J. Cloherty
                                               ---------------------------------